Exhibit 10.6

November 21, 2016

Peter Biere

4113 239th Pl SE

Sammamish, WA 98029

peterbiere@comcast.net

Dear Peter:

BSQUARE Corporation is pleased to extend to you an offer of employment as the company's Chief Financial Officer. We look forward to working with you and to the contributions you will make at Bsquare.

You will report to Jerry Chase, our CEO, and will be paid bi-weekly at a rate equivalent to an annual salary of $270,000 ("Base Salary"), subject to review annually. Your principal place of employment will be at our headquarters in Bellevue, Washington, with business travel as needed to meet the responsibilities of your role. This offer is based on a start date of December 30, 2016, unless you and the company decide on a different mutually-acceptable start date (the "Start Date").

You will be a Section 16 officer, subject to certain Bsquare stock trading restrictions and SEC reporting requirements (see attached memorandum for details).

Bonus Plan

You will be eligible to participate in our Annual Bonus Plan ("ABP"). Your annual bonus potential will be 50% of your Base Salary at 100% achievement. The ABP is structured such that no bonuses are paid until Bsquare achieves certain financial targets and you achieve individual objectives that you and our CEO will agree upon. Bonuses are paid annually, by March 15 following the close of our fiscal year, and are payable at the sole discretion of the Compensation Committee of Bsquare's Board of Directors (the "Board"). You must remain continuously employed by the company through the end of the calendar year to be eligible to receive any bonus payout for that calendar year, except as otherwise specifically set out below.

Signing Bonus

You will receive a one-time signing bonus of $8,000. This bonus will be paid in one lump sum on the first regularly scheduled pay date after you begin employment with us. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the unlikely event that you leave the company within 12 months of your Start Date, you will be responsible for reimbursing the company for the entire signing bonus. You authorize the company to withhold this amount from any severance and other final pay you may receive upon termination of employment.

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to our employees. These plans and programs are subject to our policies in effect from time to time, as well as the eligibility and other terms of these plans and programs. Currently they include:

•	group medical, dental, and vision coverage, with flexible spending accounts (FSA);
•	life insurance and short- and long-term disability benefits, subject to waiting periods;
•	401(k) retirement plan with company matching contributions;
•	Employee Assistance Program and Emergency Travel Assistance Program;
•	Paid Time Off (PTO) to be initially accrued at 4.62 hours per pay period, which is equivalent to 15 days per year; and
•	Nine (9) Company-paid holidays and two (2) floating Company-paid holidays per calendar year.

Bsquare reserves the right to modify or terminate any of its benefit plans or programs at any time and for any reason.

Equity

Subject to approval by the Compensation Committee of the Board (or of the full Board, including a majority of the independent directors), you will receive the one-time equity awards described below this paragraph. The grant date in each case will be the later of (i) your Start Date and (ii) the date of the approval referred to in the preceding sentence. These awards will be subject to the terms of an award agreement, and the company's 2011 Inducement Award Plan, as amended from time to time. You acknowledge that these awards are a material inducement in your decision whether to accept this offer of employment, and that you would not have been willing to accept this offer in the absence of the awards.

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An option to purchase up to 100,000 shares of Bsquare common stock. These options will be non-qualified stock options, that is, not intended to qualify as incentive stock options under the Code (as defined below). The options will vest as follows: 25% will vest on the first anniversary of the grant date, and the balance will vest in equal monthly installments for three years thereafter, subject to your continued employment. The exercise price will be the closing price of the company's common stock on the grant date.

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A grant of 7,500 restricted stock units for shares of Bsquare common stock. These RSUs will vest as follows: 25% will vest on the first anniversary of the grant date, and the balance will vest in equal quarterly installments for three years thereafter, subject to your continued employment.

Termination and Change of Control Benefits

Except as provided in the next paragraph, if your employment is terminated by Bsquare when neither "cause" nor "long term disability" exists, and provided that you release Bsquare and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to Bsquare, (i) you will be entitled to receive severance equal to 6 months of your then annual Base Salary, (ii) you shall be eligible for continued COBRA coverage at our expense for a period of 6 months following your termination date, and (iii) any ABP bonus to which you would have otherwise been entitled as determined at the sole discretion of the Compensation Committee of the Board shall be payable pro rata based on your termination date. The foregoing severance payments shall be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid such severance amounts, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under the company's health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Immediately prior to consummation of a Change of Control, all of your unvested stock options and restricted stock units shall become fully vested and immediately exercisable. In addition, if your employment is terminated by Bsquare or any successor thereto within 9 months following a Change of Control when neither "cause" nor "long term disability" exists or if you terminate your employment for "good reason," and provided that you release Bsquare and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to (i) 9 months of your then-effective annual Base Salary plus (ii) 66% of your target ABP bonus as may be modified from time to time by the Compensation Committee of the Board, and you shall be eligible for continued COBRA coverage at the company's expense for a period of 9 months following your termination date. The foregoing severance payments shall be in lieu of the severance payments described in the preceding paragraph, and after expiration of the 9-month period following a Change of Control, you shall continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes hereof, "cause," "good reason" and "Change of Control" are defined on Attachment A hereto, and "long term disability" is defined in the company's sponsored Long Term Disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective within 60 days from the date of termination (the "Release Deadline"). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline.

Tax Matters

In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Section 409A") will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.

Notwithstanding any other provision of this letter agreement, if at the time of the termination of your employment, you are a "specified employee," determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute "nonqualified deferred compensation" subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Furthermore, notwithstanding any other provision of this letter agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the company or any successor to you or for your benefit pursuant to the terms of this letter agreement or otherwise ("Covered Payments") would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any determination required under this paragraph, including whether any payments or benefits are parachute payments and whether and the extent to which any reduction in the Covered Payments is required, shall be made by the company in its sole discretion consistent with the requirements of Section 409A. You shall provide the company with such information and documents as the company may reasonably request in order to make a determination under this paragraph. The company's determinations shall be final and binding on the company and you.

At-Will Employment

Your employment with Bsquare will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Bsquare may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the company.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform Bsquare about any such restrictions and provide the company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Bsquare without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the company. If you have any questions about the ownership of particular documents or other information, you should discuss those questions with your former employer before removing or copying the documents or information.

Contingent Offer

This offer is contingent upon the terms and conditions set out in this letter, as well as the following: (i) your execution of the company's Proprietary Rights Agreement; (ii) verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire, and your submission of acceptable documentation as noted on the I-9 form within three days of your Start Date; and (iii) satisfactory completion of reference checks and, if requested by us, a background investigation.

We are excited at the prospect of your joining our team. If you have any questions, please don't hesitate to call me. If you wish to accept the position, please sign below and return this letter to me by close of business, November 23, 2016.

We look forward to hearing from you.

Sincerely,

BSQUARE CORPORATION	Acknowledged and agreed:

By: /s/ Jerry Chase 11-21-16	/s/Peter Biere 11-28-16
Jerry Chase	Peter Biere
President and CEO

ATTACHMENT A

For purposes of this letter agreement, "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the company that results in material harm to the company.

For purposes hereof, "neglect of duty" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For purposes hereof, "poor job performance" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

For purposes of this letter agreement, "good reason" shall mean the occurrence of any of the following, in each case without your written consent:

(i)a material reduction in your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)a material reduction in your ABP bonus target; or

(iii)a material, adverse change in your title, authority, duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purposes of this letter agreement, a "Change of Control" shall mean:

(i)the acquisition of the company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

(ii)any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.